Exhibit 99.2

ATLANTIS PLASTICS, INC.

Moderator: Paul Saari and Tony Bova

Operator: Welcome to your Atlantis Plastics conference call. Today’s moderator will be Mr. Paul Saari and Mr. Tony Bova. Throughout the discussion, all participants will be muted. If you have a question, you may press 01 on your telephone. You will be able to ask your question in the order it was received. As a reminder, your conference call is being recorded. And now, without further delay, I will turn your conference call over to Mr. Saari.

Paul Saari: Thank you, operator. Good morning everyone. Thank you for joining us today for our fourth quarter 2004 earnings conference call. First some required disclosures. Our presentation today contains certain forward-looking statements, which are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from these statements. For an elaboration of such factors, please refer to the disclosure statements in this morning’s earnings release. Now I would like to turn the call over to Tony Bova, Chief Executive Officer of Atlantis Plastics.

Tony Bova: Thanks Paul. Good morning and welcome. Given what we believe was a very competitive landscape in 2004, we are extremely pleased with our operating results through the execution of our strategic operating plan across all of our businesses by our senior management team. By way of highlights stated in our earnings announcement of this morning, for the year, we increased net sales by 20%, EBITDA by 15%, and earnings per share by 34% versus 2003.

Q4 was, from an historic perspective, a strong quarter for us, generating 8.6 million of EBITDA and 33 cents per share. Q4 of ’03 was uncharacteristically strong as several OEM’s replenished low inventory positions and many film customers pre-bought in anticipation of resin increases.

Looking at our individual businesses, first our films business, volume, measured in pounds, increased 6% for Q4 and 10% for the year. Despite the rapid increase in resin prices, we were successful in both gaining market share, and as importantly, successfully protecting our margins. In fact, our strong volume growth significantly contributed to increases in gross profit and operating profit of 16% and 17%, respectively, compared to 2003.

Our injection molding business produced outstanding results for 2004. As a result of strong growth in building products, and our traditional custom molding products, net sales increased over 23% versus 2003. This excellent top-line growth significantly contributed to gross profit and operating profit increases of 31% and 55%, respectively, versus 2003.

Finally, in our Profile Extrusion business, 2004 net sales, gross profit, and operating profit were up 20%, 19%, and 25% versus 2003 results.

The LaVanture acquisition completed on November 9th is proceeding on plan. Looking forward to 2005, we fully expect to generate cash flow growth similar to the growth experienced in 2004. With that, I will turn it over to Paul Saari, our CFO.

Paul Saari: Thank you, Tony. Some of the financial highlights for the fourth quarter and year, I wanted to review briefly. For the quarter, our earnings per share again came in on a fully diluted basis at 33 cents compared to 40 cents in 2003. For the year we came in at $1.42 up from $1.06 in the prior year. EBITDA for the quarter down slightly from last year, came in at 8.6 million compared to 9.1, again as Tony indicated for the full year, EBITDA came in at 35.2 million up from 30.6, a 15% increase year over year. At the end of December, our long-term debt was 87.7 million up 13.7 million for the quarter, and this is primarily the result of the funding needed to fund the LaVanture acquisition, which we closed in November, as well as increases in working capital in the fourth quarter with a couple of resin increases announced in Q1 of ’05, we did a little bit of increase in our inventory to protect margins in the first quarter of ’05. Our gross margins for the year came in at 16.2% flat ’03, operating margins came in at 6.8% up from 6.4 in ’03, and then again, as Tony indicated, this demonstrates that we did an excellent job of protecting and maintaining our margins during a period of very rapid increases in resin costs. With that, operator, we would now like to open the call to questions.

Operator: Thank you. If anyone has a question at this time, please press 01 on your telephone keypad. You will be able to ask your questions in the order they were received. Once again, please press 01 on your telephone.

The first question today comes from Barry Berlin.

Barry Berlin: Good morning. I’d like you folks to elaborate on your prior announcements relative to the financing and the dividend that you anticipated paying.

Tony Bova: OK. Good question. In essence, we saw an opportunity given where the interest rate structure was to look at a couple of things. First and foremost, the performance of the business in our view has been truly outstanding and we have a great deal of momentum on an ongoing basis. As you know, there is concentrated ownership of Atlantis Plastics and this has been incredibly patient money going back to the mid-eighties and basically two individuals saw an excellent opportunity to take some value off the table. They’re in their mid to late sixties and this is a very opportune time and efficient way to do that. With the anticipated increase in the debt structure, myself in particular, plus the senior management team felt very, very strongly about the fact that we are extremely comfortable with that. We will have all the requirements, facilities, and financial maneuverability to execute our organic plan and we see this as a fantastic way for the shareholders of Atlantis, many of them as I said before with patient money, to recognize some value and on an ongoing basis, the ownership of the company maintains ownership and gets to participate in future value creation as we move forward and keep on executing our plan as we have in the past.

Barry Berlin: What is the time table on this financing and dividend payment and do you have an estimate of how much the dividends might be because you had two announcements, one which indicated a certain amount and then it was somewhat reduced.

Tony Bova: OK. Let me turn it over to Paul Saari.

Paul Saari: Yes, you know we are in the midst of working on the financing with Merrill Lynch, who is underwriting the transaction. We anticipate we have a shareholder meeting middle of the month for shareholders to vote on the transaction and we have a board meeting thereafter. We anticipate to close on the financing towards the end of March.

Barry Berlin: End of March. OK.

Paul Saari: And the anticipated, if all goes according to plan, the expected dividend would be $12.50 a share.

Barry Berlin: OK. Thank you.

Paul Saari: You’re welcome. I will point out; there have been some questions on the $12.50 per share. A portion of the dividend will be ordinary dividends; a portion will be a return of capital. We will be running the calculations on those after we close on the financing to provide that to our shareholders. So there will be a portion that will be a return of capital, and basically, it’s essentially tax free to the shareholders.

Operator: Thank you. The next question comes from Candice Crawley and Jamie Wyland.

Jamie Wyland: Just Jamie Wyland. I don’t know what the other name is. In clarification of what you just said, any idea percentage wise, is it a very limited amount that is return of capital or

Paul Saari: I am not a tax expert, my very back of the envelope calculations would probably put it in the 4 to 5 dollar range for return of capital, but I have to defer to our, Ernst and Young, our tax advisors will be running those calculations.

Jamie Wyland: OK. If I heard you correct, you thought EBITDA would enjoy similar growth rates in 2005 as you had in 2004. Is that what you said?

Tony Bova: Yes I did.

Jamie Wyland: How much of that growth rate comes from the acquisition of LaVanture?

Tony Bova: Basically, we anticipate that the acquisition will be accretive on an EPS basis between 10 and 12 cents and we anticipate with all the synergies, all of which we’ll realize by mid 2005, we’ll pick up about 2.3 million in EBITDA.

Jamie Wyland: Very good. When you complete this transaction, will you still have the ability to look for additional tuck-in acquisitions?

Tony Bova: Yes. We will have a revolver of about 25 million that will be probably funded 4 to 5 million at closing, so we will have about 20 million of liquidity in the revolver. So we will have certainly have the ability to do small tuck-ins like this and with the approach we have used they’re pretty good transactions from just a EBITDA multiple of what we’ve been paying. So, they would not, they would actually be de-levering in terms of our balance sheet impact so we will continue to look at small, nice-fit acquisitions as similar to the three we have done over the last four years.

Jamie Wyland: Right. Excluding acquisitions of what you are going to be borrowing, can you give us a little bit of a handle on approximately what the rate will be on the additional borrowings.

Paul Saari: The revolver and senior debt will be at LIBOR plus 275. I would expect the range of the subordinated junior debt at LIBOR plus 700.

Jamie Wyland: OK. And you anticipate closing on the loan, I assume the day before you make the dividend or is it the annual meeting, once you vote upon that you will close on the loan the next day and issue the dividends subsequently in short order?

Paul Saari: Pending the outcome of the shareholder vote and board meeting for approval, that’s when we would expect the board to announce a record and payment date to coincide with the financing. So we would time the financing, the funding of the financing around the dividend payment.

Jamie Wyland: OK. Last question. Can you talk a little bit about resin prices and your ability to continue to be able to capture a decent margin based upon the environment you see going forward.

Tony Bova: What we basically see going forward, now this is a Tony Bova opinion it’s not official, in terms of trying to predict resin increases, our view and what’s in our plan anyway, is the fact that we see a pretty good economy in 2005; a GDP rate between 3 and 3.5%. Energy costs, and that’s not only oil, but natural gas and other feed stocks, you know, will be pretty much in balance. So net net we see probably, probably, slight resin increases but nothing to the degree that we saw in 2004. And given that background, we focus a great deal on this. It’s very, very important to us since 58.5% of the cost of most of our products is resin. And we have been very, very successful in protecting our margins and I see no reason why we can’t continue to execute in that manner.

Jamie Wyland: Very good. Loved the recap. Nice work fellas. Thanks.

Operator: Thank you. If anyone else has a question at this time, please press 01 on your telephone. The next question comes from Michael Barrish.

Michael Barrish: Good morning. In the context of your comment in the financial release you suggest that we believe you competed very successfully in the very competitive landscape. Can you elaborate what you meant, what you mean by the competitive landscape? Was it the resin prices? Was it the competitive forces, and how might that situation come together here in ’05?

Tony Bova: We were talking mainly about the rapid escalation of our raw material cost. And looking at our individual businesses, whether it’s film or molded products, there is a, there is, has been, and expect will be, you know, reasonable competitive issues with which we deal. We’ve positioned ourselves, in our view, extremely well in terms of diversifying our sources of cash. We are, I use the phrase “we are not a one trick pony”. We have substantial cash generation in injection molding, profile extrusion, custom film and stretch film. Given that, there are competitive issues within that framework. Nevertheless, we’ve grown EBITDA 15% per year now for the third year in a row. And when you take all that in, my generic statement was given the competitive landscape, we believe that the execution of our senior management delivering these results were outstanding. Nothing more. Nothing less.

Michael Barrish: I would share your perspective. Then, in addition to that competitive landscape, you also indicated that Q4 ’03 was unusual in anticipation maybe of price increases, whatever, in terms of your volume and accordingly profitability. In ’04 are there any unusual quarters that we should be aware of that might, you know, distort or may have distorted the results borrowed from a quarter or from a year, etc.?

Tony Bova: No. I think ’04 in the course of the year, was from an earnings and EBITDA standpoint, you know, a fairly normal year. I think the only change of note was Q4, and as I stated in my comments it really comes down to two very simple factors. Two large OEM’s for, in ’04, I’m sorry, in ’03, for whatever reason, had abnormally low inventories at the end of the year. And as they saw their forecast and business growing a little bit faster, uncharacteristically they built their inventory. We loved it, and it was delightful, but that came about in the November December time frame, but it was very uncharacteristic. You couple that with the fact that in January of ’04, there was a major announcement on resin increases, for January and February, and there was a decided buy-in in December. Those two factors, like I said, we’re not going to get the money back, but it probably added between a nickel and seven cents a share, a little bit more than normal. But, if you look at quarter by quarter in ’04, it’s a fairly characteristic year for us.

Michael Barrish: OK. Thank you very much.

Operator: Thank you. The next question comes from Barry Berlin.

Barry Berlin: My question was answered in the course of the conversation so I don’t have any additional questions at this time.

Tony Bova: Thank you.

Operator: Thank you. If anyone else has a question at this time, please press 01 on your telephone. The next question comes from Timothy Burns.

Timothy Burns: Hi Tony.

Tony Bova: Morning.

Timothy Burns: Tim Burns with Cranial Capital. You guys have done, you know, really an outstanding job. I guess, you know, there are people out there that are “one trick ponies” especially on the lower end of the industrial film side of the business and it’s been a struggle, so would you put it to, you know, a diversified portfolio product mix. And that’s point one. And then point two is in terms of the special dividend, you must obviously be very comfortable with your cash flow to do so at this time, because who really knows about resin or the economy. What are your thoughts?

Tony Bova: I am sorry. Your first question was what?

Timothy Burns: My first question was there’s not a lot of, you know, industrial film and industrial injection molders who are doing as well as you are, and I wondered what you had attributed it to? Is it customer selection? Is it product mix? Is it innovation? What’s driving this 15% EBITDA growth annually?

Tony Bova: OK. I understand the question now. Let me take it one at a time.

Timothy Burns: Sure.

Tony Bova: First and foremost, it is not just a blasé statement that I am about to make but I’ll make it anyway. If you are running a type of business like I’m privileged to run, and 58.5% of your cost is resin, you treat that extremely carefully. First and foremost, you buy it well. And we’re not the largest but we’re not the smallest, and we have an excellent seat at the table in terms of buying our resin. Secondly, we go, we have a unique compensation plan for our sales representatives. We are, to our knowledge, the only film producer that pays its sales force on contribution dollars.

Timothy Burns: Huh.

Tony Bova: Every other pays it on volume. We think that’s a ticket to nowhere.

Timothy Burns: Yep.

Tony Bova: Third, all of our facilities, which is very unique in the industry, and it’s a hot button with me, all of our facilities are ISO9000 qualified. And what does that mean? What that means is that when we go to our customers, and we say that, for instance, we are shipping 80 gauge stretch film that has a coefficient of friction X and a stretch characteristic Y, we know on a 24-7 basis by roll, by machine, by plant, by operator, that that is statistically under control. And when we go to our customers with that value proposition versus a price proposition, our return rate for instance is one-half of one percent versus the industry is about 4 times higher. So to answer your question, what do we do uniquely? We concentrate very carefully on a value proposition going to our customers versus a price proposition, but we back up our quality and we line up our compensation consistent with margin protection.

Timothy Burns: Gotcha.

Tony Bova: And from that standpoint, we work this process you know very, very carefully. The other point that you make, we purposely diversify to have several buckets of cash flow and we are also very, very careful that we, as a policy, do not enter into any fixed price contracts with customers. Now your second question, are we comfortable with our cash flow stream? Yes we are. We have all the flexibility plus sufficient funding that we intend to not only maintain our plants as we have been in an excellent fashion, but we have, in our view, sufficient growth capital to fund our high EBITDA businesses that are high growth that gives us a comfort label, a comfort level, to generate cash flow in the future.

Timothy Burns: Gotcha. Just a follow up. How long has this I mean you guys have been looking at ways to create value in your business for a long time, Tony. I’ve been on the calls and I’ve heard, and how long has this germ or this seed been germinating I should say? Have you thought about it for a long time, months, years? Just curious.

Tony Bova: I think if I look back we did kind of a real reassessment of the company after 1999 and the 2000 frame and as a management team and as the CEO, I basically presented to the board that we strongly believed that indeed we had to diversify a little bit more. I think as you look back 5 years, you know, 6 years, we probably were too dependent on one or two businesses. And we really genned up our product innovation across the board.

Timothy Burns: Uh-huh.

Tony Bova: Not only in our Films business, but obviously the tremendous success we’ve had in building products. In 1999, it didn’t exist. Now it’s a 21, 22 million dollar business with EBITDA margins roughly north of 30%.

Timothy Burns: Sweet.

Tony Bova: And we completely revamped our film line and we lowered our number of SKU’s but in essence we gave our customers fewer SKU’s that did more things which really helped them in their inventory turnover. And then lastly we made a significant investment in coextrusion in our custom film business, and we have gradually, not only protected margins but increased spreads, year over year for the third year in a row. And we are very bullish on that particular business and as Paul alluded to we’ve done very strategic bolt-on acquisitions, especially in our Profile Extrusion business, and we report Profile Extrusion to the SEC and historically that has been 20 percent plus EBITDA business, and it’s just a great, very, very insulated source of cash flow. And we are very excited about that.

Timothy Burns: Great. Well listen, good quarter and year and congratulations with the success of this refinancing and dividend.

Tony Bova: Thanks much.

Operator: Thank you. The next question comes from Mr. Jamie Wyland.

Jamie Wyland: Yes, building products obviously has been a great source of growth for you, could you talk about potentially any additional products that you’re going to add to the line and what kind of outlook and capacity you have in this business moving forward.

Tony Bova: Ok. Good question. We purposely are staying about a year ahead of capacity. I stated that we did, you know, approximately 22 million in revenue. Our plan is to grow that business in 2005 north of 30 million in revenue. We have in place capacity for 32 to 33 million. At the end of ‘05 we will probably have capacity for north of 40 million, because this is just a very, very important business and product line in our portfolio. We are constantly looking at add-on products. In ‘04 we added a very functional corner clamp-on to both our traditional cedar shake half rounds. We will be looking at add-ons of that ilk on a continual basis. As it stands right now, we will probably be looking at add-ons that will come to fruition probably in Q3 of this year.

Jamie Wyland: Ok. Most of the growth you’re going to have therefore in 2005 is from additional distribution of the existing product line?

Tony Bova: It’s the building of the Cedarway brand, exactly.

Jamie Wyland: Ok. Excellent. Thank you.

Operator: Thank you. If anyone else has a question at this time, you may press 01 on your telephone. There are no further questions at this time.

Tony Bova: Thank you and we really appreciate it.

Paul Saari: Thank you everyone, bye-bye.

Operator: Thank you and that concludes today’s conference.